EXHIBIT 99.1

ENERGYSOUTH, INC.
P. O. Box 2607
Mobile, AL 36652

Date: July 30, 2004	Contact: Charles P. Huffman

Release: Immediately	Phone: 251-476-2720

EnergySouth, Inc. reports fiscal 2004 third quarter earnings and announces declaration of three-for-two Common Stock split and dividend

The Board of Directors of EnergySouth, Inc., at a meeting held July 30, 2004, declared a three-for-two split of outstanding Common Stock whereby one additional share will be issued for each two shares held as of the record date of August 16, 2004. The new shares will be issued to shareholders on September 1, 2004 with cash to be paid in lieu of fractional shares resulting from the split.

The Board also declared a quarterly dividend on the outstanding Common Stock of $0.20 per share, as adjusted for the three-for-two split, to be paid October 1, 2004 to holders of record as of September 15, 2004.

All earnings per share references discussed below have not been adjusted for the Common Stock split.

Net income for EnergySouth, Inc. for the quarter ended June 30, 2004 was $1,298,000, or $0.25 per share, as compared to net income for the quarter ended June 30, 2003 of $986,000, or $0.19 per share. Net income for the nine months ended June 30, 2004 and 2003 was $11,739,000, or $2.25 per share, and $9,919,000, or $1.94 per share, respectively.

All lines of business contributed to the positive earnings growth for the third fiscal quarter. The strong growth in earnings during the nine months ended June 30, 2004 resulted primarily from an increase in earnings from the gas distribution business of EnergySouth’s Mobile Gas subsidiary. Additionally, earnings from Bay Gas’ storage operations continue to show improvement over the same period last year.

Earnings from Mobile Gas’ distribution business increased approximately $0.02 and $0.23 per share, respectively, for the three and nine months ended June 30, 2004 due primarily to an increase in margins, defined as revenue less cost of gas and related gross receipts taxes. Margins for the current year fiscal periods reflect the impact of rate adjustments under the Rate Stabilization and Equalization ratemaking methodology. Year to date margins were also positively impacted by an increase in temperature sensitive customers’ gas consumption when adjusted for weather during the current year nine month period as compared to the same prior year period. The increased earnings also reflect a decline in operating and maintenance expenses of 6% and 1%, respectively, during the three and nine months ended June 30, 2004 due to cost control efforts implemented by management. These increases in earnings were partially offset by an increase in depreciation expense due to additional plant placed in service.

Bay Gas’ earnings increased $0.02 and $0.09 per share, respectively, for the three and nine months ended June 30, 2004. The increase of 12% and 20% in earnings was due primarily to additional storage revenues associated with the commencement of operations of a second storage cavern in April 2003 and a new storage agreement which was entered into during the first quarter of fiscal 2004. Increased revenues were partially offset by the non-recurrence of revenues recognized in the previous year in connection with an option agreement which expired in May 2003. While operating expenses declined slightly during the quarter ended June 30, 2004, such expenses increased during the current year nine-month period due to the expansion of Bay Gas’ operations.

Earnings from other business operations increased $0.02 for the quarter ended June 30, 2004 due to additional costs recognized in the same prior year period to establish reserves for slow-moving merchandise inventory and a reduction in current year interest expense. During the nine months ended June 30 2004, earnings from other business operations declined $0.01 when compared to the same prior year period due to a decrease in interest income and additional reserves for bad debts.

EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas purchases, sells, and transports natural gas to approximately 100,000 residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. The company also provides merchandise sales, service, and financing. MGS Storage Services is the general partner of Bay Gas Storage Company, a limited partnership that provides underground storage and delivery of natural gas for Mobile Gas and other customers. EnergySouth Services engages in contract and consulting work for other utilities and industrial customers. Southern Gas Transmission is engaged in the intrastate transportation of natural gas.

ENERGYSOUTH, INC.
FINANCIAL RESULTS
(in thousands, except per share data)

Three months ended June 30,	2004	2003
Operating Revenues	$20,996	$20,583
Operating Expenses	$16,793	$16,747
Net Income	$1,298	$986
Basic Earnings Per Common Share	$0.25	$0.19
Diluted Earnings Per Common Share	$0.25	$0.19

Nine months ended June 30,	2004	2003
Operating Revenues	$96,558	$81,894
Operating Expenses	$71,169	$60,358
Net Income	$11,739	$9,919
Basic Earnings Per Common Share	$2.27	$1.96
Diluted Earnings Per Common Share	$2.25	$1.94

NOTE: All earnings per share data in this table have been computed based on the basic and diluted weighted average common shares for the three month and nine month periods ended June 30, 2004 and June 30, 2003 have not been adjusted for the three-for-two Common Stock split.